Exhibit 99.1

RXi Pharmaceuticals Announces Reverse Stock Split

MARLBOROUGH, Mass., April 15, 2016 /PRNewswire/ — RXi Pharmaceuticals Corporation (NASDAQ: RXII), a clinical-stage RNAi company developing innovative therapeutics in dermatology and ophthalmology that address significant unmet medical needs, today announced a reverse stock split of its shares of common stock at a ratio of 1-for-10. The reverse stock split will become effective at 12:01 a.m. Eastern Time on April 18, 2016, and shares of RXi Pharmaceuticals common stock will trade on a post-split basis on the Nasdaq Capital Market under the Company’s existing trading symbol, “RXII,” at the market open on April 18, 2016. The new CUSIP number for the Company’s common stock following the reverse stock split will be 74979C501.

As previously reported, RXi Pharmaceuticals currently has until May 2, 2016 to regain compliance with the Nasdaq Stock Market’s minimum bid price requirement, and, to regain compliance, RXi Pharmaceuticals common stock must have a minimum bid price per share of at least $1.00 for 10 consecutive business days. The principal reason for the reverse stock split is to increase the per share trading price of the Company’s common stock in order to help ensure a share price high enough to satisfy the $1.00 per share minimum bid price requirement. However, there can be no assurance that the reverse stock split will have the desired effect of sufficiently raising the bid price of RXi Pharmaceuticals common stock for the required period.

“The current depression of share prices for small biotech companies has caused several of these companies to consider the use of a reverse split as a way to maintain a share price that is in line with the listing requirements of the national stock exchanges,” said Dr. Geert Cauwenbergh, President and CEO of RXi Pharmaceuticals, adding that, “the Board and management of RXi Pharmaceuticals consider their NASDAQ listing as an important tool to maintain a strong position for value creation through possible business or corporate development transactions. At the same time, this listing is also a key component for private and institutional investors in making their investment decisions in our Company.”

The reverse stock split was approved by RXi Pharmaceuticals’ stockholders at a special meeting held on April 14, 2016 and the Board of Directors was authorized to implement the reverse stock split and determine the ratio of the split within a range of not less than 1-for-2 or greater than 1-for-40. Thereafter, the Board of Directors determined to fix the ratio for the reverse stock split at 1-for-10.

At the effective time of the reverse stock split, every ten (10) shares of RXi Pharmaceuticals common stock will be combined into one (1) share of RXi Pharmaceuticals common stock. This will reduce the Company’s issued and outstanding common stock from approximately 65.3 million shares to approximately 6.5 million shares. The reverse stock split will also proportionately adjust outstanding options issued under the Company’s equity incentive plan and outstanding overallotment rights and warrants to purchase common stock. The number of authorized shares will remain unchanged, resulting in an increase of the number of authorized shares not outstanding.

No fractional shares of common stock will be issued as a result of the reverse stock split and instead holders will receive a cash payment in lieu of fractional shares to which they would otherwise be entitled. After the effective time of the reverse stock split, shareholders with shares held in certificate form will receive a Letter of Transmittal and instructions from RXi Pharmaceuticals’ transfer agent, Computershare, Inc. Shareholders that hold shares in book-entry form or hold their shares in brokerage accounts are not required to take any action and will see the impact of the reverse stock split reflected in their accounts. Beneficial holders of RXi Pharmaceuticals common stock are encouraged to contact their bank, broker, custodian or other nominee with questions regarding procedures for processing the reverse stock split.

Additional information regarding RXi Pharmaceuticals’ reverse stock split is available in the definitive proxy statement, filed March 7, 2016, and Form 8-K filed today by RXi Pharmaceuticals with the U.S. Securities and Exchange Commission.

About RXi Pharmaceuticals Corporation

RXi Pharmaceuticals Corporation (NASDAQ: RXII) is a clinical-stage RNAi company developing innovative therapeutics in dermatology and ophthalmology that address significant unmet medical needs. Building on the pioneering work of RXi’s Scientific Advisory Board Chairman and Nobel Laureate Dr. Craig Mello, our discovery and clinical development programs are based on our proprietary RNAi (sd-rxRNA) platform and Samcyprone™, a topical immunomodulator. Our clinical development programs include RXI-109, an sd-rxRNA, for the treatment of dermal and ocular scarring, and Samcyprone™ for the treatment of such disorders as warts, alopecia areata, non-malignant skin tumors and cutaneous metastases of melanoma. RXi’s robust pipeline, coupled with an extensive patent portfolio, provides for multiple product and business development opportunities across a broad spectrum of therapeutic areas. We are committed to being a partner of choice for academia, small companies, and large multinationals. We welcome ideas and proposals for strategic alliances, including in- and out-licensing opportunities, to advance and further develop strategic areas of interest. Additional information may be found on the Company’s website, www.rxipharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements about expectations and development plans of RXi’s product candidates and partnerships involve significant risks and uncertainties, including the following: risks that we may not be able to successfully develop and commercialize our product candidates; risks that product development and clinical studies may be delayed, not proceed as planned and/or be subject to significant cost over-runs; risks related to the development and commercialization of products by competitors; risks related to our ability to control the timing and terms of collaborations with third parties; and risks that other companies or organizations may assert patent rights preventing us from developing or commercializing our product candidates. Additional risks are detailed in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors.” Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. RXi does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release.

Contact

RXi Pharmaceuticals Corporation

Tamara McGrillen

508-929-3646

tmcgrillen@rxipharma.com